Exhibit 99.1

diaDexus Preannounces Strong Second Quarter Revenues

510(k) Filed for New ACTIVITY Assay; Key Management Changes

South San Francisco, CA – June 29, 2011 – diaDexus, Inc. (OTC Bulletin Board: DDXS.OB), a diagnostics company focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease, today announced that it expects to report strong revenue growth for the 2011 second quarter with revenues of $3.8 million, a 45% increase over the comparable 2010 quarter.

diaDexus also said it had filed, ahead of plan, a 510(k) application for FDA clearance of a new automated Lp-PLA2 activity assay. FDA clearance will provide an automated Lp-PLA2 assay capable of running on high throughput clinical chemistry analyzers. Measurement of the activity of the Lp-PLA2 enzyme provides different cardiovascular risk assessment information compared to the currently marketed ELISA mass assay which measures the concentration of the enzyme. A “research-only” version of this activity assay has been used in ongoing Phase 3 trials of GlaxoSmithKline’s darapladib, a potential inhibitor of Lp-PLA2.

Finally, diaDexus announced that Patrick Plewman has resigned from his positions of chief executive officer and member of the board of directors. Board member and former VaxGen CEO, James Panek, will serve as Interim CEO. Brian E. Ward, Ph.D., also a member of the Board, will serve as the company’s Interim Chief Operating Officer.

Jim Panek commented, “Patrick co-founded diaDexus and led the transformation from research to commercialization of the PLAC Test, the only blood test cleared by the FDA to predict the risk for coronary heart disease and stroke. Patrick leaves at a time of accelerating revenue growth, a second product filed with the FDA and over 2 million cumulative PLAC Tests sold. The company thanks Patrick for his contribution to laying the foundation for continued growth. He will continue to work with the company as a consultant.”

The company said it will host a live webcast in August, 2011 to provide detailed second quarter financial results and to update investors on both short- and mid-term milestones.

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About James P. Panek

Jim Panek has more than 30 years of experience in the biotechnology and pharmaceutical industries. He joined VaxGen in 2002, and was appointed its Chief Executive Officer in 2007. During his tenure at VaxGen, Panek served as Co-CEO and Chairman of its highly successful international joint venture, Celltrion, Inc. As VaxGen CEO and Principal Financial Officer, Panek restructured the company, defined strategic alternatives, and working with the board, led M & A activities ultimately culminating in the merger with diaDexus in July 2010. Prior to joining VaxGen, Panek was Senior Vice President of Product Operations at Genentech and a member of its Executive Committee. At Genentech, Panek led the development of one of world’s largest manufacturing facilities enabling FDA approval and launch of multiple recombinant products including Rituxan® and Herceptin®. Prior to joining Genentech, Panek spent six years with Eli Lilly in a variety of engineering and development positions. Panek holds a Bachelor’s and a Master’s degree in Chemical Engineering from the University of Michigan.

About Brian E. Ward, Ph.D.

Brian Ward has served as a director of diaDexus since May 2011. Since September 2010, Dr. Ward has served as Chief Operating Officer at On-Q-ity Inc., a private oncology diagnostics company. Prior to that, Dr. Ward served as its Executive Vice President starting in May 2008, in which capacity he had primary responsibility for research and development process. Since March 2008, Dr. Ward has also served as President of Advantage Genomics, Inc., a private company that provides strategic and tactical consulting services to biotechnology organizations, with particular emphasis on personalized medicine diagnostics. From February 2007 to February 2008, Dr. Ward served as Senior Vice President, Development at Genomic Health, Inc., a public company focused on genomic-based oncology diagnostics, in which capacity he was responsible for overall management of all product development activities. From 1996 to 2006, Dr. Ward served in various capacities at Myriad Genetics, Inc., a public molecular diagnostic company, most recently as its Senior Vice President, Medical Operations from January 2002 to October 2005. Dr. Ward received a B.S. in Zoology from the University of Wisconsin and an M.S. in Human Genetics and a Ph.D. in Biochemistry, Biophysics, Genetics from the University of Colorado Health Sciences Center.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease (CHD) and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations and intentions with respect to future operations and products and other statements that are not historical in nature, particularly those that use terminology such as “will,” “potential”, “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “estimates” or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to reintroduce its PLAC TIA product, shipments of which were suspended in May 2010; diaDexus’ ability to successfully commercialize the automated Lp-PLA2 assay; diaDexus’ ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; the rate of adoption of the PLAC Test by doctors and laboratories; the insurance payer community’s acceptance of and reimbursement for the PLAC Test; diaDexus’ reliance on sole source third party manufacturers to manufacture and supply its main reagent and the PLAC Test; its ability to retain key employees and to attract, retain and motivate other qualified personnel; diaDexus’ limited revenue and cash resources; diaDexus’ ability to accurately forecast revenues prior to review and issuance of its financial statements for the period ended June 30, 2011; and diaDexus’ significant corporate expenses, including expenses associated with being a public company. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

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